Exhibit 10.1

FEDERAL HOME LOAN BANK OF DALLAS
Long-Term Incentive Plan
2015 Plan Document

Overview

The Federal Home Loan Bank of Dallas (Bank) has established a 2015 Long-Term Incentive Compensation Plan (LTIP) which is designed to retain certain employees and reward them for substantial contributions made to improving the Bank’s overall financial strength during the three year period from 2015 through 2017.

Incentive payout opportunities are tied to the Bank’s achievement of certain specific business activity and financial results. The LTIP objectives represent goals that will improve the longer-term well being of the Bank. Specifically, the goals are tied to increasing Bank members’ utilization of Bank advances and letters of credit, as well as to specific income objectives.

Achievement of the goals within the LTIP would reflect a significant amount of effort from certain key individuals at the Bank and, as such, emphasizes both a retention and a reward mechanism for specific individuals.

The Board and management recognize that by creating incentives based on our members’ usage of the Bank’s core product offerings, the Bank will be a stronger cooperative that thrives from increased usage of Bank offerings by the members.

Effective Date and Plan Period

The Effective Date of the Plan is January 1, 2015. The 2015 LTIP covers the three-year period from 2015 through 2017.

Eligibility / Participation in the Plan

The Board of Directors approved the participants in the 2015 LTIP on December 3, 2014 based on a recommendation from its Compensation and Human Resources Committee. The Bank’s Corporate Secretary has and will maintain the official list of participants. Any participant may be removed as an active participant by the Board effective as of any date.

LTIP Awards

The Board has determined the following award level opportunities that can be potentially earned by the participants. Participants will receive varying awards based on their position and salary at the Bank. Each award will be equal to a percentage of the Participant’s average annual base salary during the 3-year plan cycle.

The potential award payments will be calculated as follows for executive management participants:

Threshold achievement	50% of salary

Target achievement	100% of salary

Stretch achievement	150% of salary

To the extent that there are non-executive management participants in the plan, potential award payments are as follows:

Threshold achievement	25% of salary

Target achievement	50% of salary

Stretch achievement	75% of salary

Goal achievement levels for each individual objective and for the overall goal achievement, between threshold and target, and between target and stretch, will be interpolated in a consistent manner as determined by the Compensation and Human Resources Committee of the Bank’s Board of Directors.

The Corporate Variable Pay Program (VPP) and the LTIP are separate plans, and the awards related to each will be calculated independently of the other. However, under no circumstances can an employee receive more than 1.5 times the employee’s 2017 base salary when the Corporate VPP and LTIP payments are combined for the plan year.

Unless payment of a final award under this plan has been properly designated in advance to be deferred by a participant, a final award will be paid in a single sum cash payment no later than March 15, 2018.

Modifications of LTIP Awards

Final awards for any or all participants may be modified up or down at the Board’s discretion to account for performance that is not captured in the incentive goals. Among other reasons, the Board of Directors may exercise its discretion to reduce the amount of LTIP awards for one or more participants if:

(i)
operational errors or omissions result in material revisions to the financial results, information submitted to the Federal Housing Finance Agency (FHFA), or data used to determine incentive award payment amounts;

(ii)	the submission of information to the SEC, the Office of Finance, and/or the FHFA has not been provided in a timely manner during the Plan year; or

(iii)
the Bank fails to make sufficient progress, as determined by the FHFA and communicated to Bank management and/or the Board of Directors by the FHFA, in the timely remediation of examination, monitoring, and other supervisory findings and matters requiring executive management’s attention.

(iv)
a participant is determined by the Board to have committed a violation of the Bank’s Code of Conduct or similar policy that is sufficiently significant to warrant a reduction or forfeiture of the participant’s award.

Award Vesting

Awards become vested only upon final approval of the awards by the Bank’s Board of Directors following the end of the LTIP plan cycle.

Incentive Goals

The incentive goals for those employees participating in the 2015 LTIP are set forth in Appendix A.

Effect of Termination of Service

In general, if a participant incurs a termination of service for any reason, then any portion of an award under the LTIP which has not become vested as of the date of Termination of Service will be forfeited, effective as of the date of such termination.

Additional Information Contact: For more information regarding the Long Term Incentive Program, please contact Human Resources.

(Approved by the Board of Directors on
December 3, 2014 and effective January 1, 2015.)